UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GLOBAL NET LEASE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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405 Park Avenue, 14th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2017

March 27, 2017

To the Stockholders of Global Net Lease, Inc.:

I am pleased to invite our stockholders to the 2017 Annual Meeting of Stockholders (“Annual Meeting”) of Global Net Lease, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on May 31, 2017 at The Core Club, located at 66 E. 55th Street, New York, NY 10022, commencing at 1:00 p.m. (local time). At the Annual Meeting, you will be asked to consider and vote upon (1) the election of six members to the Board of Directors, (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and (3) such other matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Our Board of Directors has fixed the close of business on April 5, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Record holders of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

For further information regarding the matters to be acted upon at the Annual Meeting, I urge you to carefully read the accompanying proxy statement. We make proxy materials available to our stockholders on the Internet. You can access proxy materials at www.proxyvote.com/GNL. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone, you must have the stockholder identification number that appears on the materials sent to you. If you received a Notice of Internet Availability of Proxy Materials, you also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included therein. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have submitted your proxy.

You are cordially invited to attend the Annual Meeting. Regardless of whether you own a few or many shares and whether you plan to attend the Annual Meeting in person or not, it is important that your shares be voted on matters that come before the Annual Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca
Chief Financial Officer, Treasurer and Secretary

GLOBAL NET LEASE, INC.

i

405 Park Avenue, 14th Floor
New York, New York 10022

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of Global Net Lease, Inc., a Maryland corporation (the “Company”), for use at the 2017 Annual Meeting of Stockholders (“Annual Meeting”) and at any postponement or adjournment thereof, and is provided together with this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2016 (our “2016 10-K”). References in this Proxy Statement to “we,” “us,” “our,” “our company” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 405 Park Avenue, 14th Floor, New York, New York 10022. This Proxy Statement, the proxy card, Notice of Annual Meeting and our 2016 10-K have either been mailed to you or been made available to you on the Internet. Mailing to our stockholders is expected to commence on or about April 5, 2017. Additional copies of this Proxy Statement and our 2016 10-K will be furnished to you, without charge, by writing us at Global Net Lease, Inc. 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations or emailing us at investorrelations@ar-global.com.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting To Be Held on May 31, 2017

This Proxy Statement, the Notice of Annual Meeting and our 2016 10-K are available at:
www.proxyvote.com/GNL

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the Annual Meeting and where will it be held?

The Annual Meeting will be held on May 31, 2017, commencing at 1:00 p.m. (local time) at The Core Club, located at 66 E. 55th Street, New York, NY 10022.

What will I be voting on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

1.	elect six directors to serve until our 2018 annual meeting of stockholders and until their successors are duly elected and qualify;
2.	ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
3.	consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2016 10-K available to our stockholders electronically via the Internet. On or about April 5, 2017, we expect to begin mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2016 10-K online, as well as instructions on how to vote. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and our 2016 10-K. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

The record date for the determination of holders of shares of common stock, par value $0.01 per share (“Common Stock”), entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting, is the close of business on April 5, 2017. As of March 24, 2017, 66,269,225 shares of our Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of Common Stock entitles the holder to one vote on each matter considered at the Annual Meeting or any postponement or adjournment thereof. The proxy card shows the number of shares of Common Stock you are entitled to vote.

How may I vote?

You may vote in person at the Annual Meeting or by proxy. Stockholders may submit their votes by proxy by mail by completing, signing, dating and returning their proxy card in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.proxyvote.com/GNL at any time prior to 11:59 p.m. Eastern Time on May 30, 2017, and follow the instructions provided on the proxy card; or
•	by telephone, by calling (800) 690-6903 at any time prior to 11:59 p.m. Eastern Time on May 30, 2017, and follow the instructions provided on the proxy card.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Annual Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card. You may also vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may vote in person, and any proxies that you authorized by mail or by Internet or telephone will be superseded by the vote that you cast at the Annual Meeting.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR”: (1) election of six director nominees named in this Proxy Statement to serve until our 2018 annual meeting of stockholders and until their successors are duly elected and qualify; and (2) ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

The Board of Directors does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in their discretion.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by: (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor Broadridge Investor Communication Solutions, Inc. (“Broadridge”) at the following address: Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the Annual Meeting.

What vote is required to approve each item?

There is no cumulative voting in the election of our directors. Each director is elected by the plurality of all of the votes cast at a meeting at which a quorum is present, in person or by proxy. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. The proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm requires the affirmative vote of at least a majority of all the votes cast on the proposal at a meeting at which a quorum is present. For purposes of ratification of the appointment of PwC as the Company’s independent registered public accounting firm, abstentions will count toward the presence of a quorum but will have no effect on the proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.

Are stockholders entitled to appraisal rights in connection with any of the proposals?

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Company’s charter (the “Charter”).

What constitutes a “quorum”?

The presence at the Annual Meeting, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum.

Will you incur expenses in soliciting proxies?

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. Our directors and officers and employees of our Advisor and its affiliates may solicit proxies on our behalf in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. We have retained Broadridge to aid in the solicitation of proxies. Broadridge will receive a fee of approximately $16,000 for proxy solicitation services provided for us, plus the reimbursement of certain costs and out-of-pocket expenses incurred in connection with their services, all of which will be paid by us. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this Proxy Statement to people on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the SEC, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our Common Stock.

As the date of the Annual Meeting approaches, certain stockholders whose votes have not yet been received may receive a telephone call from a representative of Broadridge. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. The Board of Directors believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

In all cases where a telephonic proxy is solicited, the call is recorded and the Broadridge representative is required to confirm each stockholder’s full name, address and zip code, and to confirm that the stockholder has received the proxy materials. If the stockholder is a corporation or other entity, the Broadridge representative is required to confirm that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to Broadridge, then the Broadridge representative has the responsibility to explain the process, read the proposal listed on the proxy card and ask for the stockholder’s instructions on the proposal. Although the Broadridge representative is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this Proxy Statement. Broadridge will record the stockholder’s instructions on the card. Within 72 hours, the stockholder will be sent a letter to confirm his or her vote and asking the stockholder to call Broadridge immediately if his or her instructions are not correctly reflected in the confirmation.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call our Investor Relations department at (866) 902-0063. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our 2016 10-K or Proxy Statement as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies by calling our Investor Relations department at (866) 902-0063 or by mailing a request to Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York,

New York 10022, Attention: Investor Relations. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact us.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, including obtaining directions to the Annual Meeting, or would like additional copies of this Proxy Statement, or our 2016 10-K or any documents relating to any of our future stockholder meetings, please contact:

Global Net Lease, Inc.
405 Park Avenue, 14th Floor
New York, New York 10022
Attention: Investor Relations
Telephone: (866) 902-0063
E-mail: investorrelations@ar-global.com
website: www.globalnetlease.com

How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2018 annual meeting and included in the proxy materials for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on November 6, 2017 and ending at 5:00 p.m., Eastern Time, on December 6, 2017. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Nicholas Radesca, Chief Financial Officer, Treasurer and Secretary. For additional information, see “Stockholder Proposals for the 2018 Annual Meeting.”

UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED “FOR”: (I) ELECTION OF THE SIX NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE COMPANY’S 2018 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIES; AND (II) RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017. IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED “FOR” OR “AGAINST” SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

PROPOSAL NO. 1 —
ELECTION OF DIRECTORS

The Board of Directors is responsible for monitoring and supervising the performance of our day-to-day operations and our advisor, Global Net Lease Advisors, LLC (the “Advisor”). The Advisor is controlled by AR Capital Global Holdings, LLC, which is wholly owned by AR Global Investments, LLC (“AR Global”). Mr. Bowman, our chief executive officer and president, directly owns 10% of the membership interests in our Advisor. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor is duly elected and qualifies. Our bylaws provide that the number of directors may not be less than one, or the minimum number required by the Maryland General Corporation Law (the “MGCL”), nor more than fifteen. The number of directors on the Board is currently fixed at six.

The Board of Directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualifies: Edward M. Weil, Jr., Lee M. Elman, James L. Nelson, P. Sue Perrotty, Edward G. Rendell and Abby M. Wenzel. Each nominee currently serves as a director of the Company.

The proxy holder named on the proxy card intends to vote “FOR” the election of each of the six nominees. If you do not wish your shares to be voted for any particular nominee, please identify the exception(s) in the designated space provided on the proxy card or, if you are authorizing a proxy to vote your shares by telephone or the Internet, follow the instructions provided when you authorize a proxy. Directors will be elected by the plurality of all of the votes cast at a meeting at which a quorum is present.

We know of no reason why any nominee will be unable to serve if elected. If, at the time of the Annual Meeting, one or more of the nominees should become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. No proxy will be voted for a greater number of persons than the number of nominees described in this Proxy Statement.

Nominees

The table set forth below lists the names and ages of each of the nominees as of the date of this Proxy Statement and the position and office that each nominee currently holds with the Company:

Name	Age	Position
Edward M. Weil, Jr.	50	Director
Lee M. Elman	80	Independent Director, Conflicts Committee Chair
James L. Nelson	67	Independent Director, Audit Committee Chair
P. Sue Perrotty	63	Non-Executive Chair, Nominating and Corporate Governance Committee Chair
Edward G. Rendell	73	Independent Director, Compensation Committee Chair
Abby M. Wenzel	56	Independent Director

Business Experience of Nominees

Edward M. Weil, Jr.

Edward M. Weil, Jr. has served as a director of the Company since January 2017. Mr. Weil previously served as an executive officer of the Company, the Advisor and the Property Manager from their respective formations in July 2011, July 2011 and January 2012, until October 2014. Mr. Weil also previously served as a director of the Company from May 2012 until September 2014. Mr. Weil also has been the chief executive officer of AR Global since January 2016 and has a non-controlling interest in the parent of AR Global. Mr. Weil has served as executive chairman of American Realty Capital Healthcare Trust III, Inc. (“HT III”) since November 2015, and previously served as an executive officer of HT III, the HT III advisor and the HT III property manager from their respective formations in April 2014 until November 2014. Mr. Weil has served as executive chairman of American Realty Capital New York City REIT, Inc. (“NYCR”) since November 2015 and as chief executive officer, president and secretary of NYCR, the NYCR advisor and the NYCR property manager since March 2017. Mr. Weil has served as chairman of the board of directors of

American Finance Trust, Inc. (“AFIN”) and as chief executive officer and president of AFIN, the AFIN advisor and the AFIN property manager since November 2015. Mr. Weil also previously served as an executive officer of AFIN, the AFIN advisor and the AFIN property manager from their formation in January 2013 until November 2014, and served as a director of AFIN from January 2013 to September 2014. Mr. Weil has served as a director of Healthcare Trust, Inc. (“HTI”) since October 2016, and previously served as an executive officer of HTI, the HTI advisor and the HTI property manager from their formation in October 2012 until November 2014.

Mr. Weil previously served as executive chairman of American Realty Capital Global Trust II, Inc. (“Global II”) from November 2015 until the close of Global II’s merger with GNL in December 2016, and previously served as an executive officer of Global II, the Global II advisor and the Global II property manager from their respective formations in April 2014 until October 2014. Mr. Weil previously served as a director of Business Development Corporation of America (“BDCA”), an entity which was previously advised by an affiliate of AR Global, from December 2015 until November 2016, when BDCA’s external advisor was acquired by Benefit Street Partners, L.L.C. Mr. Weil previously served as chief executive officer, president and chairman of American Realty Capital — Retail Centers of America, Inc. (“RCA”) and the RCA advisor from December 2015 until the close of RCA’s merger with AFIN in February 2017, and previously served as an executive officer of RCA and the RCA advisor from their formation in July 2010 and May 2010, respectively, until November 2014. Mr. Weil previously served as a trustee of American Real Estate Income Fund from May 2012 until its liquidation in August 2016. Mr. Weil previously served as a trustee of Realty Capital Income Funds Trust, a family of mutual funds advised by an affiliate of AR Global, from April 2013 until its dissolution in January 2017.

Mr. Weil served as an executive officer of American Realty Capital Trust, Inc. (“ARCT”), the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil served as an executive officer of New York REIT, Inc. (“NYRT”), the NYRT property manager and the NYRT advisor from their formation in October 2009 until November 2014. Mr. Weil served as an executive officer of American Realty Capital Healthcare Trust, Inc. (“HT”), the HT advisor and the HT property manager from their formation in August 2010 until January 2015 when HT closed its merger with Ventas, Inc. Mr. Weil served as a director of American Realty Capital Trust III, Inc. (“ARCT III”) beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with VEREIT, Inc., formerly known as American Realty Capital Properties, Inc. (“VEREIT”) in February 2013. Mr. Weil served as a director of VEREIT from March 2012 until June 2014. Mr. Weil also served as an executive officer of VEREIT from its formation in December 2010 until February 2013. Mr. Weil served as an executive officer of American Realty Capital Daily Net Asset Value Trust, Inc. (“DNAV”), the DNAV advisor and the DNAV property manager from their formation in September 2010 until November 2014, as a director of DNAV from September 2010 until August 2014, and again as an executive officer of DNAV from November 2015 until its dissolution and liquidation in April 2016. Mr. Weil served as an executive officer of American Realty Capital Trust IV, Inc. (“ARCT IV”), the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 and as a director of ARCT IV from January 2014, in each case until the close of ARCT IV’s merger with VEREIT in January 2014. Mr. Weil served as an executive officer of Realty Finance Trust, Inc. (now known as Benefit Street Partners Realty Trust, Inc.) (“RFT”) and the RFT advisor from November 2012 until January 2013. Mr. Weil served as an executive officer of the Phillips Edison Grocery Center REIT II, Inc. advisor from July 2013 until October 2014. Mr. Weil has served as a member of the board of directors of the sub-property manager of American Realty Capital Hospitality Trust, Inc. (“HOST”) from August 2013 until November 2014. Mr. Weil served as chief executive officer and president of the general partner of American Energy Capital Partners — Energy Recovery Program, LP from its formation in October 2013 until November 2014. Mr. Weil previously served as chairman of Realty Capital Securities, LLC (“RCS”) from September 2013 until November 2015, and was the interim chief executive officer of RCS from May 2014 until September 2014 and the chief executive officer of RCS from December 2010 until September 2013. Mr. Weil served as a director of RCS Capital Corporation (“RCAP”), the parent company of RCS, from February 2013 until December 2015 and served as an executive officer of RCAP from February 2013 until November 2015, including chief executive officer from September 2014 until November 2015. RCAP filed for Chapter 11 bankruptcy in January 2016. Mr. Weil previously served as an executive officer of American

Realty Capital — Retail Centers of America II, Inc. (“RCA II”) and the RCA II advisor from April 2014 until November 2014. Mr. Weil served on the board of trustees of United Development Funding Income Fund V until October 2014.

Mr. Weil was formerly the senior vice president of sales and leasing for American Financial Realty Trust (“AFRT”) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

We believe that Mr. Weil’s experience as a director or executive officer of the companies described above make him well qualified to serve as a member of our Board of Directors.

Lee M. Elman

Lee M. Elman has served as an independent director of the Company since December 2016. Mr. Elman has served as an independent director of HTI since December 2016 and as an independent director of NYCR since February 2016. Mr. Elman previously served as an independent director of Global II from April 2015 until December 2016, when Global II closed its merger with the Company.

Since 1979, Mr. Elman has served as President of Elman Investors, Inc., an international real estate investment banking firm which he also founded. He is also a partner of Elman Ventures, an organization which is advisor to, and partner with, various foreign investors in United States real estate ventures. He has over 40 years of real estate experience, including as an investing principal, a real estate investment banker, and an investment advisor for both U.S. and foreign investors. As President of Elman Investors, Inc., Mr. Elman has negotiated the acquisition of properties in the United States, Europe and Latin America; and presently serves as a General Partner in numerous real estate partnerships. Mr. Elman holds a J.D. from Yale Law School and a B.A. from Princeton University’s Woodrow Wilson School of Public and International Affairs.

We believe that Mr. Elman’s experience as a director or executive officer of the companies described above make him well qualified to serve as a member of our Board of Directors.

James L. Nelson

James L. Nelson has served as an independent director of the Company since March 2017. Mr. Nelson has served as an independent director of NYRT since November 2015. Mr. Nelson has served as a director of Icahn Enterprises GP since June 2001 and is a member of the audit committee. Mr. Nelson has served as a director and a member of the audit committee of Herbalife Ltd. since April 2014. Mr. Nelson has served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (f/k/a Motricity Inc.) from June 2011 until September 2015, and from January 2012 until September 2015, he served as chairman of its board of directors. Mr. Nelson served as a director of Single Touch Systems, Inc., a technology based mobile media solutions provider, from May 2013 through April 2014. From April 2014 to August 2014, Mr. Nelson served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. From December 2003 until June 2007 Mr. Nelson served as a director and member of the audit committee of American Entertainment Properties Corp. (“AEP”). From May 2005 until November 2007, Mr. Nelson served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. From 1986 until 2009, Mr. Nelson was chairman and chief executive officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was chairman and chief executive officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was chief executive officer and co-chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex

Financial Services Group. From April 2003 through April 2010, Mr. Nelson served as a director and chairman of the audit committee of the Viskase Companies INC., a food packaging company. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. From April 2008 until November 2012 Mr. Nelson served as a director and as chairman of the audit committee of Cequel Communications, an owner and operator of a large cable television system. From March 2010 to May 2014 Mr. Nelson served as a director and member of the audit committee of Tropicana Entertainment Inc., a subsidiary of Icahn Enterprises L.P. From April 2010 to November 2013, Mr. Nelson served as a director and member of the audit committee of Take-Two Interactive Software, Inc., a global publisher and developer of interactive entertainment software products.

We believe that Mr. Nelson’s experience as a director or executive officer of the companies described above make him well qualified to serve as a member of our Board of Directors.

P. Sue Perrotty

P. Sue Perrotty has served as non-executive chair and independent director of the Company since March 2015. She has served as an independent director of HT III since August 2014, including as Audit Committee Chair since December 2014. Ms. Perrotty has served as an independent director of NYRT since September 2014, including as chair of NYRT’s audit committee since December 2014. Ms. Perrotty has served as an independent director of Axar Capital Acquisition Corp. since October 2014.

Ms. Perrotty served as an independent director of HT from November 2013 until the close of HT’s merger with Ventas, Inc. in January 2015. Ms. Perrotty also served as an independent director of DNAV from August 2013 until August 2014 and as an independent director of HOST from September 2013 until September 2014. Ms. Perrotty has served as president and chief executive officer of AFM Financial Services in Cranford, New Jersey since April 2011. Ms. Perrotty also has been an investor and advisor to several small businesses and entrepreneurs in varying stages of development since August 2008. Ms. Perrotty served in the administration of Governor Edward G. Rendell as chief of staff to First Lady, Judge Marjorie Rendell from November 2002 through August 2008. Ms. Perrotty held the position of executive vice president and head of Global Operations for First Union Corp. as a member of the Office of the Chairman from January 2001 to January 2002. Prior to that time, Ms. Perrotty was Banking Group head for the Pennsylvania and Delaware Banking Operations of First Union from November 1998 until January 2001. Ms. Perrotty joined First Union through the merger with Corestates Bank where she served as executive vice president and head of IT and Operations from April 1996 until November 1998. Ms. Perrotty also served as senior executive vice president and head of all Consumer Businesses including Retail Banking, Mortgage Banking, Product Development and Marketing as well as strategic customer information and delivery system development. Ms. Perrotty was a member of the chairman’s staff in each of the companies she served. Ms. Perrotty serves on several boards including the Board of Trustees of Albright College, where she is currently chair of the Finance Committee and member of the Investment and Property subcommittees. Ms. Perrotty also serves as vice chair of the Berks County Community Foundation and as development chair for the Girls Scouts of Eastern PA Board. Ms. Perrotty has received several awards for community leadership and professional accomplishments including the PA 50 Best Women in Business, the Franciscan Award from Alvernia University, the Albright College Distinguished Alumni Award, the Women of Distinction Award from the March of Dimes, Taking the Lead Award from the Girl Scouts of Eastern PA and the 2006 Champion of Youth Award from Olivet Boys & Girls Club. Ms. Perrotty is a graduate of Albright College with a Bachelor of Science degree in Economics and was also awarded an Honorary Doctor of Laws degree from Albright College in 2010.

We believe that Ms. Perrotty’s experience as a director or executive officer of the companies described above, her prior business experience and her leadership qualities make her well-qualified to serve on our Board of Directors.

Edward G. Rendell

Gov. Edward G. Rendell has served as an independent director of the Company since March 2012, as an independent director of HTI since December 2015 and as an independent director of AFIN since February 2017. Gov. Rendell has served as an independent director of BDCA, an entity which was previously advised by an affiliate of AR Global, since January 2011. In November 2016, BDCA’s external advisor was acquired by Benefit Street Partners, L.L.C. Gov. Rendell previously served as an independent director of RCA from October 2012 until the close of RCA’s merger with AFIN in February 2017, and also previously served as an independent director of RCA from February 2011 until March 2012. He previously served as an independent director of BDCA II from August 2014 until its liquidation and dissolution in September 2016. Gov. Rendell served as an independent director of ARCT III from March 2012 until the close of ARCT III’s merger with VEREIT in February 2013. Gov. Rendell served as an independent director of VEREIT from February 2013 until April 2015.

Gov. Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, Gov. Rendell served as the chief executive of the nation’s 6th most populous state and oversaw a budget of $28.3 billion. Gov. Rendell also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, Gov. Rendell eliminated a $250 million deficit, balanced the city’s budget and generated five consecutive budget surpluses. Gov. Rendell was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Gov. Rendell served as the District Attorney of Philadelphia from January 1978 through January 1986. In 1986, Gov. Rendell was a candidate for governor of the Commonwealth of Pennsylvania. In 1987, Gov. Rendell was a candidate for the mayor of Philadelphia. From 1988 through 1991, Gov. Rendell was an attorney at the law firm of Mesirov, Gelman and Jaffe. From 2000 through 2002, Gov. Rendell was an attorney at the law firm of Ballard Spahr. Gov. Rendell worked on several real estate transactions as an attorney in private practice. An Army veteran, Gov. Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School.

We believe that Governor Rendell’s experience as a director or executive officer of the companies described above and his over thirty years of legal, political and management experience gained from serving in his capacities as the Governor of Pennsylvania and as the Mayor and District Attorney of Philadelphia, including his experience in overseeing the acquisition and management of Pennsylvania’s real estate development transactions, including various state hospitals, make him well qualified to serve as a member of our Board of Directors.

Abby M. Wenzel

Abby M. Wenzel has served as an independent director of the Company since March 2012, as an independent director of NYCR since March 2014 and as an independent director of HOST since September 2013. Ms. Wenzel previously served as independent director of ARCT IV from May 2012 until the close of ARCT IV’s merger with VEREIT in January 2014, after which point Ms. Wenzel was no longer associated with ARCT IV as an independent director nor affiliated with ARCT IV in any manner. Ms. Wenzel has been a member of the law firm of Cozen O’Connor, resident in the New York office, since April 2009, as the managing partner of its midtown New York office and a member in the Business Law Department. Since January 2014, Ms. Wenzel has served as co-chair of the Real Estate Group. Ms. Wenzel has extensive experience representing developers, funds and investors in connection with their acquisition, disposition, ownership, use, and financing of real estate. Ms. Wenzel also practices in the capital markets practice area, focusing on capital markets, finance and sale-leaseback transactions. She has represented commercial banks, investment banks, insurance companies, and other financial institutions, as well as the owners, in connection with permanent, bridge, and construction loans, as well as senior preferred equity investments, interim financings and mezzanine financings. She has also represented lenders in connection with complex multiproperty/multistate corporate sales. Prior to joining Cozen O’Connor, Ms. Wenzel was a partner with Wolf Block LLP, managing partner of its New York office and chair of its structured finance practice from October 1999 until April 2009. Ms. Wenzel currently serves as a trustee on the board of Community Service Society, a 160-year-old institution with a primary focus on identifying and supporting public policy innovations to support the working poor in New York City to realize social, economic, and political opportunities. Ms. Wenzel chairs the audit committee for Community Service Society. Ms. Wenzel also serves as a trustee on the board of The Citizen’s Budget Commission, a nonpartisan, nonprofit civic organization, founded in 1932, whose mission is to achieve constructive change in the finances and services of New York City and New York State government. Ms. Wenzel received her law degree from New York University School of Law and her undergraduate degree from Emory University.

We believe that Ms. Wenzel’s experience as a director of the companies described above, her experience representing clients in connection with their acquisition, disposition, ownership, use, and financing of real estate, as well as her position as co-chair of the Real Estate Group at Cozen O’Connor make her well qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF EDWARD M. WEIL, JR., LEE M. ELMAN, JAMES L. NELSON, P. SUE PERROTTY, EDWARD G. RENDELL, AND ABBY M. WENZEL AS MEMBERS OF THE BOARD OF DIRECTORS, EACH TO SERVE UNTIL THE COMPANY’S 2018 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIES.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for directing the management of our business and affairs. Our current executive officers are employees of affiliates of our Advisor. As of December 31, 2016, we have one employee based in Europe. We have retained the Advisor to manage our day-to-day operations. The Advisor is under common control with AR Global. Mr. Weil, one of our directors, is the chief executive officer of AR Global and has a non-controlling interest in the parent of AR Global.

The Board of Directors held a total of 14 meetings and took action by written consent on 10 occasions during the year ended December 31, 2016. All directors attended 97% of the total number of meetings while they were a member of the Board of Directors. Two of our directors attended the 2016 annual meeting. We encourage all directors to attend the Annual Meeting.

The Board of Directors has approved and organized an audit committee, a conflicts committee, a compensation committee and a nominating and corporate governance committee.

Leadership Structure of the Board of Directors

Ms. Perrotty serves as non-executive chair of the Board. Scott J. Bowman serves as our chief executive officer and president. As chief executive officer and president, Mr. Bowman is responsible for our operations and business strategy. The Board believes that its leadership structure, which separates the non-executive chair and chief executive officer roles, is appropriate at this time in light of the Company’s business and operating environment. This division of authority and responsibilities also allows our chief executive officer to focus his time on our daily operations. The Board of Directors may modify this structure to best address the Company’s circumstances for the benefit of its stockholders when appropriate.

We believe that having a majority of independent, experienced directors, including having an independent director serve as our non-executive chair, provides the right leadership structure and corporate governance structure and is best for the Company and its stockholders at this time. Ms. Perrotty, in her capacity as non-executive chair of the Board, presides over any executive sessions of the independent directors.

Oversight of Risk Management

The Board of Directors has an active role in overseeing the management of risks applicable to the Company. The entire Board of Directors is actively involved in overseeing risk management for the Company through its approval of all property acquisitions, incurrence and assumptions of debt and its oversight of the Company’s executive officers and the Advisor. The conflicts committee reviews and approves all transactions with parties affiliated with our Advisor or AR Global and resolves other conflicts of interest between the Company and its subsidiaries, on the one hand, and any director, the Advisor or AR Global or their respective affiliates, on the other hand. The audit committee oversees management of accounting, financial, legal and regulatory risks.

Audit Committee

Our audit committee is comprised of Mr. Nelson, Ms. Perrotty and Ms. Wenzel, each of whom is “independent” within the meaning of the applicable (1) requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable SEC rules and (2) rules of the New York Stock Exchange (the “NYSE”). Mr. Nelson is the chair of our audit committee. Our audit committee held nine meetings during the year ended December 31, 2016. Members of the audit committee attended 93% of the total number of meetings while they were members of the audit committee. The charter of the audit committee is available to any stockholder who sends a request to Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022 or on the Company’s website, www.globalnetlease.com. The Board has determined that Mr. Nelson and Ms. Perrotty are each qualified as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the rules and regulations of the SEC.

The audit committee, in performing its duties, monitors:

•	our financial reporting process;
•	the integrity of our financial statements;
•	compliance with legal and regulatory requirements;
•	the independence and qualifications of our independent registered public accounting firm and internal auditors, as applicable; and
•	the performance of our independent registered public accounting firm and internal auditors, as applicable.

The audit committee’s report on our financial statements for the year ended December 31, 2016 is discussed below under the heading “Audit Committee Report.”

Compensation Committee

The compensation committee is comprised of Mr. Elman, Gov. Rendell and Ms. Wenzel, each of whom is an independent director as that term is defined under the NYSE rules. Gov. Rendell is the chair of our compensation committee. Our compensation committee held one meeting during the year ended December 31, 2016. Members of the compensation committee attended 100% of the total number of meetings while they were members of the compensation committee. The charter of the compensation committee is available to any stockholder who sends a request to Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022. The compensation committee charter is also available on the Company’s website at www.globalnetlease.com by clicking on “Investor Relations — Governance Documents — Compensation Committee Charter.” In addition to being independent directors, all of the members of our compensation committee are “non-employee directors” within the meaning of the rules of Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The principal functions of the compensation committee are to:

•	approve and evaluate all compensation plans, policies and programs, if any, as they affect the Company’s executive officers;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration for our senior officers;
•	oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of Common Stock, restricted stock units, dividend equivalent shares and other equity-based awards;
•	assist the Board of Directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-executive directors.

The compensation committee administers our employee and director incentive restricted share plan. See “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Share-Based Compensation — Restricted Share Plan.”

In carrying out its responsibilities, our compensation committee may delegate any or all of its responsibilities to a subcommittee to the extent consistent with our charter, by-laws, corporate governance guidelines and any other applicable laws, rules and regulations.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Mr. Nelson, Ms. Perrotty, Ms. Wenzel and Gov. Rendell, each of whom is an independent director as that term is defined under the NYSE rules. Ms. Perrotty is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee held one meeting during the year ended December 31, 2016. Members of the nominating and corporate governance committee attended 100% of the total number of meetings while they were members of the nominating and corporate governance committee. The nominating and corporate governance committee charter is available on the Company website at www.globalnetlease.com by clicking on “Investor Relations — Governance Documents — Nominating and Corporate Governance Committee Charter.” Our Corporate Governance Guidelines are available on the Company’s website at www.globalnetlease.com by clicking on “Investor Relations — Governance Documents — Corporate Governance Guidelines.” We have not adopted a specific policy regarding the consideration of director nominees recommended to our nominating and corporate governance committee by stockholders. The nominating and corporate governance committee is responsible for the following:

•	providing counsel to the Board of Directors with respect to the organization, function and composition of the Board of Directors and its committees;
•	overseeing the self-evaluation of the Board of Directors and the Board’s evaluation of management;
•	periodically reviewing and, if appropriate, recommending to the Board of Directors changes to our corporate governance policies and procedures;
•	identifying and recommending to the Board of Directors potential director candidates for nomination; and
•	identifying and recommending committee assignments.

In evaluating directors to serve as members of each committee of the Board, the nominating and governance committee takes into account the applicable requirements for members of committees of boards of directors under the Exchange Act and NYSE rules, the Company’s Corporate Governance Guidelines and the charter of each such committee and may take into account such other factors or criteria as the nominating and governance committee deems appropriate, including directors’ personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company; experience in the Company’s industry with relevant social policy concerns; practical and mature business judgment, including ability to make independent analytical inquiries; the nature of and time involved in a director’s service on other boards or committees; and with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Board of Directors believes that diversity is an important attribute of the members who comprise our Board of Directors and that the members should represent an array of backgrounds and experiences.

Stockholders who would like to propose an independent director candidate for the consideration of the Board of Directors may do so by following the procedures under the section entitled “Stockholder Proposals for the 2018 Annual Meeting — Stockholder Proposals and Nominations for Directors to Be Presented at Meetings.”

Conflicts Committee

Our conflicts committee is comprised of Mr. Elman, Mr. Nelson and Ms. Perrotty, each of whom is an independent director as that term is defined under the NYSE rules. Mr. Elman currently serves as chair of the conflicts committee. Our conflicts committee held three meetings during the year ended December 31, 2016. Members of the conflicts committee attended 100% of the total number of meetings of the conflicts committee while they were members of the conflicts committee. The charter of the conflicts committee is available to any stockholder who sends a request to Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022. The conflicts committee charter is also available on the company’s website, www.globalnetlease.com.

For those actions and transactions brought to the attention of the conflicts committee in which we, on the one hand, and any of AR Global, the Advisor, a director, an officer or any affiliate thereof, on the other hand, are involved, the conflicts committee has the authority to:

•	review and evaluate the terms and conditions, and determine the advisability of the transaction and conflict of interest situations between us and the other party;
•	negotiate the terms and conditions of the transaction, and, if the conflicts committee deems appropriate, but subject to the limitations of applicable law, approve the execution and delivery of documents in connection with that transaction on our behalf;
•	determine whether the transaction is fair to, and in our best interest and the best interest of our stockholders; and
•	recommend to the Board of Directors what action, if any should be taken by the Board of Directors with respect to the transaction.

The conflicts committee has determined that all our transactions with our Advisor, AR Global and their respective affiliates during the year ended December 31, 2016 were fair and were approved in accordance with the applicable Company policies. See “Certain Relationships and Related Transactions.”

Director Independence

The Board of Directors has currently set the number of directors at six. As required by the NYSE, a majority of our directors must be “independent.” The Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of the NYSE. Based upon information provided by each nominee, the nominating and corporate governance committee and the Board of Directors have each affirmatively determined that Mr. Elman, Mr. Nelson, Ms. Perrotty, Gov. Rendell and Ms. Wenzel have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than as a director of the Company and are “independent” within the meaning of the NYSE’s director independence standards, as currently in effect. There are no familial relationships between any of our directors and executive officers.

Communications with the Board of Directors

Any interested parties (including the Company’s stockholders) may communicate with the Board of Directors by sending written communications addressed to such person or persons in care of Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Secretary. The Secretary will deliver all appropriate communications to the Board of Directors no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website, www.globalnetlease.com.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS,
DIRECTORS AND CERTAIN STOCKHOLDERS

Compensation of Executive Officers

Our Advisor performs our day-to-day management functions and has contracted with Moor Park Capital Partners LLP (the “Service Provider”) to have the Service Provider perform certain advisory and property management functions solely with respect to the European properties which we have acquired or intend to acquire. Our current executive officers, Scott J. Bowman and Nicholas Radesca, are employees of affiliates of the Advisor. Although we have one employee based in Europe, we neither compensate our executive officers, nor do we reimburse either our Advisor or Global Net Lease Properties, LLC (the “Property Manager”) or our Service Provider for any compensation paid to individuals who also serve as our executive officers, or the executive officers of our Advisor, our Property Manager, our Service Provider or any of their respective affiliates. As a result, we do not have, and our Board has not considered, a compensation policy or program for our executive officers and has not included in this Proxy Statement a “Compensation Discussion and Analysis,” a report with respect to executive compensation, a non-binding stockholder advisory vote on compensation of executives or a non-binding stockholder advisory vote on the frequency of the stockholder vote on executive compensation. See “Certain Relationships and Related Transactions” below for a discussion of fees and expense reimbursements payable to the Advisor and its affiliates and the Property Manager.

Directors and Executive Officers

The following table presents certain information as of the date of this Proxy Statement concerning each of our directors and executive officers serving in such capacity:

Name	Age	Position(s)
Scott J. Bowman	60	Chief Executive Officer and President
Nicholas Radesca	51	Chief Financial Officer, Treasurer and Secretary
Edward M. Weil, Jr.	50	Director
Lee M. Elman	80	Independent Director, Conflicts Committee Chair
James L. Nelson	67	Independent Director, Audit Committee Chair
P. Sue Perrotty	63	Non-Executive Chair, Nominating and Corporate Governance Committee Chair
Edward G. Rendell	73	Independent Director, Compensation Committee Chair
Abby M. Wenzel	56	Independent Director

Scott J. Bowman

Scott J. Bowman has served as chief executive officer of the Company, the Advisor and the Property Manager since October 2014 and as president of the Company, the Advisor and the Property Manager since December 2015. Mr. Bowman previously served as an independent director of the Company and chair of the Company’s audit committee from May 2012 until September 2014. Mr. Bowman previously served as chief executive officer of Global II, the Global II advisor and the Global II property manager from October 2014 and as president of Global II, the Global II advisor and the Global II property manager from December 2015, in each case until the close of Global II’s merger with the Company in December 2016. Mr. Bowman previously served as an independent director of VEREIT from February 2013 until September 2014, as an independent director of NYRT from August 2011 until September 2014 and as an independent director of ARCT III from February 2012 until February 2013.

Mr. Bowman has over 30 years of experience in global brand and retail management. Mr. Bowman previously served as the Group President of The Jones Group, a leading global fashion brand management company. In this role, Mr. Bowman was responsible for global retail and international business. Prior to this, Mr. Bowman founded Scott Bowman Associates in May 2009, a company providing global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. He has served as its chief executive officer since its incorporation. Prior to founding Scott Bowman Associates, Mr. Bowman served as president of Polo Ralph Lauren International Business Development from May 2005 until September 2008, where he was also a member of the executive committee and capital committee. He also served as chairman of Polo

Ralph Lauren Japan from June 2007 until September 2008, and led the transformation of Polo Ralph Lauren’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. Before this, from May 1998 until February 2003, Mr. Bowman served as an executive officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton, as the chief executive officer of Marc Jacobs International, and region president of Duty Free Shoppers. Previously, Mr. Bowman served on the board of Colin Cowie Enterprises, Stuart Weitzman and The Healthy Back. Mr. Bowman received his B.A. from the State University of New York at Albany.

Nicholas Radesca

Nicholas Radesca has served as chief financial officer of the Company, the Advisor and the Property Manager since January 2017. Mr. Radesca has served as the interim chief financial officer and treasurer of NYCR, the NYCR advisor and the NYCR property manager since June 2015. Mr. Radesca has served as chief financial officer, treasurer and secretary of AFIN, the AFIN advisor and the AFIN property manager since November 2015. He also previously served as an executive officer of AFIN, the AFIN advisor and the AFIN property manager from December 2014 until May 2015.

Mr. Radesca previously served as the interim chief financial officer, treasurer and secretary of NYRT, the NYRT advisor, and the NYRT property manager from June 2015 until March 2017, and previously served in such capacities from February 2014 until March 2014. Mr. Radesca previously served as chief financial officer, treasurer and secretary of DNAV, the DNAV advisor and the DNAV property manager from January 2014, November 2014 and December 2014, respectively, in each case until the dissolution and liquidation of those entities in April 2016. Mr. Radesca previously served as chief financial officer, treasurer and secretary of RFT and the RFT advisor from November 2015 until September 2016. Mr. Radesca also previously served as an executive officer of RFT and the RFT from January 2013 until November 2014. Mr. Radesca previously served as the chief financial officer, treasurer and secretary of Axar Acquisition Corp. (formerly AR Capital Acquisition Corp.) from August 2014 until October 2016. Mr. Radesca previously served as an executive officer of BDCA from February 2013 until December 2015. Beginning in June 2015, Mr. Radesca served as the interim chief financial officer and treasurer of American Realty Capital New York City REIT II, Inc. (“NYCR II”), the NYCR II advisor and the NYCR II property manager. In December 2015, NYCR II’s stockholders approved the fund’s dissolution and liquidation. Mr. Radesca also served as the interim chief financial officer, treasurer and secretary of HOST, the HOST advisor and the HOST property manager from May 2014 until December 2014. Mr. Radesca served as interim chief financial officer of RCA and the RCA advisor from May 2014 until December 2014. Beginning in June 2015, Mr. Radesca also served as interim chief financial officer of RCA II and the RCA II advisor. In January 2016, RCA II’s stockholders approved the liquidation and dissolution of the fund. Beginning in October 2013, Mr. Radesca served as the chief financial officer and treasurer of the general partner of American Energy Capital Partners — Energy Recovery Program, LP, whose unitholders approved the fund’s dissolution and liquidation in November 2015. Mr. Radesca also previously served as an executive officer of the advisor to UDF V from September 2013 until April 2016.

Prior to joining the predecessor to AR Global, the parent of the Company’s sponsor, in December 2012, Mr. Radesca was employed by Solar Capital Management, LLC, from March 2008 to May 2012, where he served as the chief financial officer and corporate secretary for Solar Capital Ltd. and its predecessor company, and Solar Senior Capital Ltd., both of which are publicly traded business development companies. From 2006 to February 2008, Mr. Radesca served as the chief accounting officer at iStar Financial Inc. (“iStar”), a publicly traded commercial REIT, where his responsibilities included overseeing accounting, tax and SEC reporting. Prior to iStar, Mr. Radesca served in various senior accounting and financial reporting roles at Fannie Mae, Del Monte Foods Company, Providian Financial Corporation and Bank of America. Mr. Radesca has more than 20 years of experience in financial reporting and accounting and is a licensed certified public accountant in New York and Virginia. Mr. Radesca holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the California State University, East Bay.

Compensation of Directors

We pay to each of our independent directors the fees described below. All directors also receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

If a director also is our employee or an employee of our Advisor or any of their affiliates or is otherwise not independent, we do not pay compensation for services rendered as a director.

We pay our independent directors a yearly retainer of $100,000 and an additional yearly retainer of $105,000 for the non-executive chair, in each case payable 50% in cash and 50% in restricted stock units (“RSU”); $2,000 for each meeting of the Board or any committee personally attended by the directors ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon electronically up to a maximum of $2,250 for three or more transactions reviewed and voted upon per electronic vote. If there is a Board meeting and one or more committee meetings in one day, the director’s fees may not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).

We pay an additional total yearly retainer of $30,000 for each member of the audit committee, the compensation committee and the nominating and corporate governance committee, in each case payable 50% in cash and 50% in RSUs. For their participation as members of the special committee formed to evaluate strategic transactions on behalf of the Company, Ms. Perrotty, Gov. Rendell and Ms. Wenzel each received $12,000.

Shares of Common Stock and RSUs issued in respect of the portion of the annual retainer payable in RSUs vest over a period of three years.

We also pay a fee to each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the Company, in the following amounts:

•	$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
•	$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.

The following table sets forth information regarding compensation of our directors paid during the year ended December 31, 2016:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total Compensation ($)
Lee M. Elman	$—	$28,437	(3)	—	—	—	$—	$28,437
William M. Kahane(4)	$—	$—		—	—	—	$36,004	$36,004
James L. Nelson(5)	$—	$—		—	—	—	$—	$—
P. Sue Perrotty	$187,750	$117,500	(6)	—	—	—	$45,084	$350,334
Edward G. Rendell	$125,500	$65,000	(7)	—	—	—	$40,103	$230,603
Edward M. Weil, Jr.(8)	—	—		—	—	—	$—	$—
Abby M. Wenzel	$130,750	$65,000	(9)	—	—	—	$40,103	$235,853

(1)	Value of stock awards calculated based on $22.56 per share which was the closing price of the Company’s Common Stock on June 28, 2016, the vesting period start date, which awards were granted on the grant date of August 18, 2016. This value and the number of shares described below regarding grants give effect to the reverse stock split of the Company’s Common Stock that took effect at 5:00 p.m.

EST on February 28, 2017. The per share price on the vesting period start date was $7.52. Awards vest over a period of five years, in the case of the one-time restricted stock units (“RSU”) granted in connection with the listing shares of the Company’s Common Stock on the NYSE, or three years, for all other grants.
(2)	The amount reported as “All Other Compensation” represents the value of distributions received during the year ended December 31, 2016 on any unvested restricted shares or RSUs.
(3)	Represents 1,242 shares issuable with respect to RSUs granted on December 29, 2016, including 1,242 shares issuable with respect to RSUs that have not yet vested. Mr. Elman was appointed to the Board on December 22, 2016.
(4)	On January 3, 2017, Mr. Kahane resigned from the board of directors. Following approval by the board of directors, 10,666 unvested restricted shares of Common Stock owned by Mr. Kahane vested on January 3, 2017.
(5)	Mr. Nelson was appointed to the Board on March 23, 2017.
(6)	Represents 5,207 shares issuable with respect to RSUs granted on August 18, 2016, including 5,207 shares issuable with respect to RSUs that have not yet vested.
(7)	Represents 2,880 shares issuable with respect to RSUs granted on August 18, 2016, including 2,880 shares issuable with respect to RSUs that have not yet vested.
(8)	Mr. Weil was appointed to the Board on January 3, 2017.
(9)	Represents 2,880 shares issuable with respect to RSUs granted on August 18, 2016, including 2,880 shares issuable with respect to RSUs that have not yet vested.

Share-Based Compensation

Restricted Share Plan

We have an employee and director incentive restricted share plan (the “RSP”). The RSP provides us with the ability to grant awards of restricted shares to our directors, officers and employees (if we ever have employees), employees of the Advisor and its affiliates, employees of entities that provide services to us, directors of the Advisor or of entities that provide services to us, certain consultants to us and the Advisor and its affiliates or to entities that provide services to us. Under the RSP, restricted share awards entitle the recipient to receive shares of Common Stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. We may issue up to 10% of our outstanding Common Stock under the RSP.

Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares are subject to the same restrictions as the underlying restricted shares.

The following table sets forth information regarding securities authorized for issuance under the RSP as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	—	—	—
Equity Compensation Plans not approved by security holders	—	—	29,419,368
Total	—	$—	29,419,368

STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 15, 2017, in each case including shares of Common Stock which may be acquired by such persons within 60 days, by:

•	each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of the Company’s officers and directors; and
•	all of the Company’s officers and directors as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class
Blackrock, Inc.(3)	3,903,567	6.9%
The Vanguard Group(4)	8,986,446	13.55%
Vanguard Specialized Funds – Vanguard REIT Index Fund(5)	4,277,118	6.44%
Scott J. Bowman(6)	42,330	*
Nicholas Radesca	—	—
Edward M. Weil, Jr.(7)	16,018	*
Lee M. Elman(8)	4,267	*
James L. Nelson	—	*
P. Sue Perrotty(9)	23,969	*
Gov. Edward G. Rendell(10)	21,725	*
Abby M. Wenzel(11)	21,663	*
All directors and executive officers as a group (eight persons)	129,972	*

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each individual or entity listed in the table is 405 Park Avenue, 14th Floor, New York, New York 10022. Unless otherwise indicated, the individual or entity listed has sole voting and investment power over the shares listed.
(2)	The amounts in this table give effect to the reverse stock split of the Company’s Common Stock that took effect at 5:00 p.m. EST on February 28, 2017.
(3)	The business address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055. Blackrock, Inc. has sole voting power over 3,786,881 shares and sole dispositive power over 3,903,567 shares. The information contained herein respecting Blackrock, Inc. is based solely on the Schedule 13G filed by Blackrock, Inc. with the SEC on January 30, 2017.
(4)	The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power over 67,784 shares, shared voting power over 2,518 shares, sole dispositive power over 8,919,227 shares and shared dispositive power over 67,219 shares. The information contained herein respecting The Vanguard Group, Inc. is based solely on Amendment No. 2 to the Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2017.
(5)	The business address for Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over all of the shares that it beneficially owns. The information contained herein respecting Vanguard Specialized Funds — Vanguard REIT Index Fund is based solely on Amendment No. 1 to the Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund with the SEC on February 13, 2017.
(6)	All restricted shares previously held by Mr. Bowman vested upon his joining the Company’s management team in October 2014. Includes 31,956 shares of Common Stock issuable in exchange for OP Units.

(7)	Mr. Weil, one of our directors, is also the chief executive officer of AR Global. While Mr. Weil has a non-controlling in interest in the parent of AR Global and AR Capital, LLC (“AR Capital”), Mr. Weil does not have direct or indirect voting or investment power over any shares that AR Global or AR Capital may own and Mr. Weil disclaims beneficial ownership of such shares. Accordingly, the shares included as beneficially owned by Mr. Weil do not include the 19,419 and 26,183 shares of our Common Stock directly or indirectly beneficially owned by AR Global and AR Capital, respectively.
(8)	Includes 1,242 unvested shares of Common Stock issuable to Mr. Elman with respect to RSUs granted on December 29, 2016, which have not yet vested, and 3,025 previously unvested restricted shares of Global II that vested and were exchanged for the Company’s Common Stock on December 22, 2016 upon the closing of the Company’s merger with Global II.
(9)	Includes 18,827 unvested shares of Common Stock issuable to Ms. Perrotty with respect to RSUs, which includes (i) 10,666 granted on July 13, 2015, which have not yet vested, (ii) 2,954 granted on July 13, 2015, which have not yet vested, and (iii) 5,207 granted on August 18, 2016, which have not yet vested.
(10)	Includes 15,180 unvested shares of Common Stock issuable to Gov. Rendell with respect to RSUs, which includes (i) 10,666 granted on July 13, 2015, which have not yet vested, (ii) 1,634 granted on July 13, 2015, which have not yet vested, and (iii) 2,880 granted on August 18, 2016, which have not yet vested.
(11)	Includes 15,180 unvested shares of Common Stock issuable to Ms. Wenzel with respect to RSUs, which includes (i) 10,666 granted on July 13, 2015, which have not yet vested, (ii) 1,634 granted on July 13, 2015, which have not yet vested, and (iii) 2,880 granted on August 18, 2016, which have not yet vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scott J. Bowman, our chief executive officer and president, also is the chief executive officer and president of our Advisor and our Property Manager. Nicholas Radesca, our chief financial officer, treasurer and secretary, is also the chief financial officer, treasurer and secretary of our Advisor and our Property Manager.

Our Advisor is owned and controlled by an affiliate of AR Global. Mr. Bowman, our chief executive officer and president, directly owns 10% of the membership interests in our Advisor. William M. Kahane, our former executive chairman of the Board, chief operating officer, treasurer and secretary, has shared control of AR Global. Mr. Weil, one of our directors, is also the chief executive officer of AR Global and has a non-controlling interest in the parent of AR Global.

On August 8, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with, among others, Global II, Inc., (“Global II”). The Merger Agreement provided for the merger of Global II with and into a wholly subsidiary of the Company and the merger of Global II’s operating partnership (the “Global II OP”) with and into the Company’s operating partnership, Global Net Lease Operating Partnership, L.P. (the “OP”), (collectively, the “Merger”). The Merger became effective on December 22, 2016. The Company issued 28.7 million shares of Common Stock as consideration in the Merger, of which 284,000 shares were issued to the Advisor.

In accordance with the limited partnership agreement of the OP, a holder of units of limited partnership interests (“OP Units”) has the right to convert OP Units for a corresponding number of shares of Common Stock or the cash value of those corresponding shares, at the Company’s option. After our Common Stock was listed on the NYSE, all OP Units issued to the Advisor were transferred to individual investors. On September 2, 2016, 1,264,148 of the OP Units were converted into Common Stock, of which 916,231 were issued to individual members and employees of AR Global, 347,903 were issued to the Service Provider and 14 were issued to the Global Net Lease Special Limited Partner (the “Special Limited Partner”). Holders of OP Units are entitled to dividends in the same amount as shares of Common Stock.

Upon consummation of the Merger, the Company acquired a receivable due to Global II from Global II’s advisor. On December 16, 2016, Global II entered into a letter agreement (the “Letter Agreement”) with the Global II advisor and AR Global, the parent of the Global II advisor, pursuant to which the Global II advisor agreed to reimburse Global II $6.3 million, which represents the amount by which the organization and offering costs exceeded 2.0% of gross offering proceeds in Global II’s initial public offering (the “Excess Amount”). The Letter Agreement provided for reimbursement of the Excess Amount to Global II through (1) the tender of 66,344 Class B Units of limited partnership interest of the Global II OP (“Global II Class B Units”), previously issued to the Global II advisor as payment in lieu of cash for its provision of asset management services, and (2) the payment of the balance of the Excess Amount in equal cash installments over an eight month period. The value of the Excess Amount was determined using a valuation for each Global II Class B Unit based on 2.27 times the 30-day volume weighted average price of each share of Common Stock on December 22, 2016. Upon consummation of the Merger, 66,344 Class B Units were tendered to the Company and the balance of the Excess Amount, or $5.1 million, is payable in eight equal monthly installments beginning on January 15, 2017. AR Global has unconditionally and irrevocably guaranteed Global II Advisor’s obligations to repay the monthly installments.

Advisor

Pursuant to the Fourth Amended and Restated Advisory Agreement (the “Advisory Agreement”) with our Advisor, we are required to pay a base management fee of $18.0 million per annum, payable in cash monthly in advance (the “Base Management Fee”), a variable fee equal to 1.25% of net proceeds raised from additional equity issuances, including issuances of OP Units, and an incentive fee, payable 50% in cash and 50% in shares of Common Stock, equal to 15% of our Core AFFO (as defined in the Advisory Agreement) in excess of $0.78 per share plus 10% of our Core AFFO in excess of $1.02 per share (the “Incentive Compensation”). The $0.78 and $1.02 incentive hurdles are subject to annual increases of 1% to 3% by a majority of the Company’s independent directors. The Base Management Fee and the Incentive Compensation are each subject to an annual adjustment.

We pay or reimburse the Advisor or its affiliates for certain expenses of the Advisor and its affiliates incurred on behalf of us, except for those expenses that are specifically the responsibility of the Advisor under the Advisory Agreement. We will not reimburse the Advisor for operating expenses that exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income. No reimbursement was incurred from the Advisor for providing services during the year ended December 31, 2016.

The Advisory Agreement has an initial term expiring on June 2, 2035 with automatic renewals for consecutive 5-year terms, unless terminated in accordance with the terms of the Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the Advisor in the previous year, plus expenses. No reimbursement was incurred from the Advisor for the year ended December 31, 2016.

During the year ended December 31, 2016, we paid minimum base management fees equal to $18.0 million and variable base management fees equal to $0.2 million. No Incentive Compensation was paid during the year ended December 31, 2016. The incentive hurdles were increased 1% for the twelve months beginning July 1, 2016 and ending on June 30, 2017.

The Advisory Agreement has an initial term expiring on June 2, 2035 with automatic renewals for consecutive 5-year terms, unless terminated in accordance with the terms of the Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the Advisor in the previous year, plus expenses.

Prior to when the Company listed its shares on the NYSE on June 2, 2015, and pursuant to a previous advisory agreement, the Company paid the Advisor a financing coordination fee equal to 0.75% of the amount available or outstanding under the financing, subject to certain limitations. Solely with respect to the Company’s investment activities in Europe, the Service Provider was paid 50% of the financing coordination fees and the Advisor received the remaining 50%. For the year ended December 31, 2016, the Company paid $16,000 of financing coordination fees.

Multi-Year Outperformance Agreement

Pursuant to the Multi-Year Outperformance Agreement (the “OPP”) among the Company, the OP and our Advisor, our Advisor was issued 9,041,801 long term incentive plan (“LTIP Units”) in the OP with a maximum award value on the issuance date equal to 5.00% of the Company’s market capitalization (the “OPP Cap”).

The LTIP Units are structured as profits interests in the OP. Holders of LTIP Units are entitled to distributions on those units in an amount equal to 10% of the dividends paid on OP Units until fully earned. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then receive the same distribution as OP Units. For the year ended December 31, 2016, the Company paid $1.0 million in distributions related to LTIP Units.

The Advisor is eligible to earn a number of LTIP Units with a value equal to a portion of the OPP Cap upon the first, second and third anniversaries of June 2, 2015 (the “Effective Date”), based on the Company’s achievement of certain levels of total return to its stockholders (“Total Return”), including both share price appreciation and Common Stock dividends, as measured against a peer group of companies, as set forth below, for the three-year performance period commencing on the Effective Date (the “Three-Year Period”);

each 12-month period during the Three-Year Period (the “One-Year Periods”); and the initial 24-month period of the Three-Year Period (the “Two-Year Period”), as follows:

	Performance Period	Annual Period	Interim Period
Absolute Component: 4% of any excess Total Return attained above an absolute hurdle measured from the beginning of such period:	21%	7%	14%
Relative Component: 4% of any excess Total Return attained above the Total Return for the performance period of the Peer Group*, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

• 100% will be earned if cumulative Total Return achieved is at least:	18%	6%	12%
• 50% will be earned if cumulative Total Return achieved is:	—%	—%	—%
• 0% will be earned if cumulative Total Return achieved is less than:	—%	—%	—%
• a percentage from 50% to 100% calculated by linear interpolation will be earned if the cumulative Total Return achieved is between:	0% – 18%	0% – 6%	0% – 12%

*	The “Peer Group” is comprised of Gramercy Property Trust Inc., Lexington Realty Trust, Select Income REIT, and W.P. Carey Inc.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award earned for the Three-Year Period is based on the formula in the table above less any awards earned for the Two-Year Period and One-Year Periods, but not less than zero; the award earned for the Two-Year Period is based on the formula in the table above less any award earned for the first and second One-Year Period, but not less than zero. Any LTIP Units that are unearned at the end of the Performance Period will be forfeited. On June 2, 2016, the first date LTIP Units could have been earned, no LTIP Units were earned by the Advisor under the terms of the OPP.

Subject to the Advisor’s continued service through each vesting date, one third of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Any earned and vested LTIP Units may be converted into OP Units in accordance with the terms and conditions of the limited partnership agreement of the OP. The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period.

Gain from Sale of Investment

Pursuant to the Advisory Agreement, the Company pays the Advisor a fee based on the net gain recognized by the Company in connection the sale of any investment (the “Gain Fee”). The Gain Fee is equal to 15% of the amount by which the gains from the sale of investments in the applicable month exceed the losses from the sale of investments in that month. The Gain Fee is calculated at the end of each month and paid, to the extent due, with the next installment of the Base Management Fee. For the year ended December 31, 2016, the Company sold 34 properties and calculated a Gain Fee of $0.9 million due to the Advisor, which has been accrued to the Advisor as of December 31, 2016 and will be paid if the proceeds from the sale of the properties are not reinvested within 180 days of the transaction.

Listing Note

Concurrent with the Listing, we, as the general partner of the OP, caused the OP, subject to the terms of the Second Amended and Restated Agreement of Limited Partnership, to evidence the OP’s obligation to distribute certain amounts to the Special Limited Partner through the issuance of a note by the OP (the “Listing Note”). The amount of the Listing Note was determined, in part, based on the average market value of our outstanding shares of Common Stock for the period of 30 consecutive trading days, commencing on the 180th calendar day following the Listing. The Listing Note measurement period ended on January 23, 2016 and no amounts were payable.

Property Manager

Pursuant to a property management agreement with our Property Manager, the Property Manager provides property management and leasing services for properties owned by the Company, for which the Company pays fees equal to: (1) with respect to stand-alone, single-tenant net leased properties which are not part of a shopping center, 2.0% of gross revenues from the properties managed and (2) with respect to all other types of properties, 4.0% of gross revenues from the properties managed.

For services related to overseeing property management and leasing services provided by any person or entity that is not an affiliate of the Property Manager, the Company pays the Property Manager an oversight fee equal to 1.0% of gross revenues of the applicable property.

Solely with respect to the Company’s investments in properties located in Europe, the Service Provider receives a portion of the fees payable to the Advisor equal to: (1) with respect to single-tenant net leased properties which are not part of a shopping center, 1.75% of the gross revenues from such properties and (2) with respect to all other types of properties, 3.5% of the gross revenues from such properties. The Property Manager also splits any oversight fee with the Service Provider. The Property Manager is paid 0.25% of the gross revenues from European single-tenant net leased properties which are not part of a shopping center and 0.5% of the gross revenues from all other types of properties, reflecting a split of the oversight fee with the Service Provider.

During the year ended December 31, 2016, we paid $3.8 million of property management fees to our Service Provider. During the year ended December 31, 2016, the Advisor waived $2.3 million of its portion of the property management fees.

Former Arrangements

RCS, RCS Advisory Services, LLC (“RCS Advisory”), American National Stock Transfer, LLC (“ANST”) and SK Research, LLC (“SK Research”) are subsidiaries of RCAP that provided professional services to the Company through January 2016. Mr. Weil served as chief executive officer of RCAP until November 2015 and a director of RCAP until December 2015. Prior to or in connection with the RCAP bankruptcy in January 2016, all arrangements between either us, including agreements entered into by AR Global and its affiliates on our behalf, on the one hand, and subsidiaries of RCAP, on the other hand, were terminated.

On March 8, 2017, the creditor trust established in connection with the RCAP bankruptcy filed suit against AR Global, the parent of our Advisor, our Advisor, advisors of other entities sponsored by the parent, and the parent’s principals (including Mr. Weil). The suit alleges, among other things, certain breaches of duties to RCAP. The Company is neither named in the suit, nor are there any allegations related to the services the Advisor provides to us. Our Advisor has informed us that it believes that the suit is without merit and intends to defend against it vigorously.

Investment Allocation Agreements

We are party to an investment opportunity allocation agreement (the “AFIN Allocation Agreement”) with AFIN. Pursuant to the AFIN Allocation Agreement, each opportunity to acquire one or more domestic office or industrial properties will be presented first to us, and each opportunity to acquire one or more domestic retail or distribution properties will be presented first to AFIN, and will be presented to us only after AFIN has determined not to acquire the property.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of our charter. No amounts have been paid by us to these individuals pursuant to the indemnification agreement through March 27, 2017.

Affiliated Transaction Best Practices Policy

Pursuant to AR Global’s affiliated transaction best practices policy, which was approved by our Board, we may not enter into any co-investments or any other business transaction with, or provide funding or make loans to, directly or indirectly, any investment program or other entity sponsored by the AR Global group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by any of the individuals who share control of the AR Global group of companies, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering, except that we may enter into a joint investment with a Delaware statutory trust (a “DST”) or a group of unaffiliated tenant in common owners (“TICs”) in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and will be fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment, and that we retain a controlling interest in the underlying investment, the transaction is approved by the independent directors of the Board after due and documented deliberation, including deliberation of any conflicts of interest, and such co-investment is deemed fair, both financially and otherwise. In the case of such co-investment, the Advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio.

Certain Conflict Resolution Procedures

Every transaction that we enter into with our Advisor or its affiliates is subject to an inherent conflict of interest. Our Board of Directors may encounter conflicts of interest in enforcing our rights against any affiliate of our Advisor in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our Advisor or any of its affiliates.

Our conflicts committee reviews the material transactions between our Advisor, AR Global and their respective affiliates, on the one hand, and us, on the other hand. The conflicts committee has determined that all our transactions with our Advisor, AR Global and their respective affiliates during the year ended December 31, 2016 were fair and were approved in accordance with the applicable Company policies. See “Proposal No. 1 — Election Of Directors — Oversight of Conflicts of Interest.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the year ended December 31, 2016. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

To the Directors of Global Net Lease, Inc.:

We have reviewed and discussed with management Global Net Lease, Inc.’s audited financial statements as of and for the year ended December 31, 2016.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Global Net Lease, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee
P. Sue Perrotty (Chair through March 23, 2017)
Lee M. Elman (member through March 23, 2017)
Gov. Edward G. Rendell (member through March 23, 2017)
Abby M. Wenzel

PROPOSAL NO. 2 —
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee of the Board of Directors has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. PwC has audited our consolidated financial statements since the year ended December 31, 2014. PwC reports directly to our audit committee.

Although ratification by stockholders is not required by law or by our bylaws, the audit committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time if the audit committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of PwC, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

A representative of PwC will attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed (or expected to be billed) to us for professional services rendered by PwC, all of which have been approved by the Audit Committee, for and during the years ended December 31, 2016 and December 31, 2015, are as follows:

Audit Fees

Professional services relating to audits of our annual consolidated financial statements and internal controls over financial reporting, reviews of our quarterly SEC filings, issuance of a comfort letter and consents, income tax provision procedures, purchase price accounting procedures and review of proxy and other registration statements in connection with the merger, and other audit services related to a statutory audit requirement. Aggregate fees for the years ended December 31, 2016 and December 31, 2015 were $1.7 million and $1.4 million respectively.

Audit Related Fees

Audit and other assurance related services relating to individual real estate properties that are required under local tax law. Aggregate fees for the year ended December 31, 2016 were $26,000. There were no audit-related fees for the year ended December 31, 2015.

Tax Fees

There were no tax fees billed for the years ended December 31, 2016 and December 31, 2015.

All Other Fees

There were no other fees billed for the years ended December 31, 2016 and December 31, 2015.

Pre-Approval Policies and Procedures

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the related requirements of the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services rendered by PwC were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Common Stock of the Company to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of the Company are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by it with respect to the year ended December 31, 2016, all reports were filed on a timely basis.

CODE OF ETHICS

The Board of Directors adopted a Code of Business Conduct and Ethics effective on February 17, 2016 (the “Code of Ethics”), which is applicable to the directors, officers and employees of the Company and its subsidiaries and affiliates. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations.

The Code of Ethics is available on the Company’s website at www.globalnetlease.com by clicking on “Investor Relations — Corporate Governance — Code of Business Conduct and Ethics.” You may also obtain a copy of the Code of Ethics by writing to our secretary at: Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Nicholas Radesca. A waiver of the Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller may be made only by the Board of Directors or the appropriate committee of the Board of Directors and will be promptly disclosed to the extent required by law. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our chief executive officer, chief financial officer, chief accounting officer or controller or persons performing similar functions, we will disclose the nature of the amendment or waiver on our website or in a report on Form 8-K. A waiver of the Code of Ethics for all other employees may be made only by our chief executive officer, chief operating officer or general counsel and shall be discussed with the Board of Directors or a committee of the Board of Directors as appropriate.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2017 ANNUAL MEETING

Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2018 annual meeting of stockholders, the proposal must be received at our principal executive offices during the period beginning on November 6, 2017 and ending at 5:00 p.m., Eastern Time, on December 6, 2017. Any proposal received after the applicable time in the previous sentence will be considered untimely.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for the Annual Meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2018 annual meeting of stockholders, our secretary must have received written notice of the proposal at our principal executive offices during the period beginning on November 6, 2017 and ending at 5:00 p.m., Eastern Time, on December 6, 2017. Any proposal received after the applicable time in the previous sentence will be considered untimely. Additionally, a stockholder proposal must contain information specified in our bylaws.

All nominations must also comply with the Company’s Charter. All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022, Attention: Nicholas Radesca (telephone: (212) 415-6500).

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca
Chief Financial Officer, Treasurer and Secretary

GLOBAL NET LEASE, INC.
405 PARK AVE., 14TH FLOOR
NEW YORK, NY 10022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com/GNL or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25124-P91006

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL NET LEASE, INC.

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	Election of Directors			
	Nominees:			
1a.	Edward M. Weil, Jr.	☐	☐	☐
1b.	Lee M. Elman	☐	☐	☐
1c.	James L. Nelson	☐	☐	☐
1d.	P. Sue Perrotty	☐	☐	☐
1e.	Edward G. Rendell	☐	☐	☐
1f.	Abby M. Wenzel	☐	☐	☐
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/GNL.

E25125-P91006

GLOBAL NET LEASE, INC.
Annual Meeting of Stockholders
May 31, 2017 1:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder of Global Net Lease, Inc. (the "Company"), hereby appoints Scott J. Bowman and Nicholas Radesca, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at The Core Club, located at 66 E. 55th Street, New York, New York on May 31, 2017, commencing at 1:00 p.m., local time, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such Annual Meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in his discretion on such matters as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned stockholder will be cast in the manner directed on the reverse side. If no direction is made, the votes entitled to be cast by the undersigned stockholder will be cast "FOR" the Proposals. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time or place for the purpose of soliciting additional proxies that may properly come before the Annual Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other matters to be presented at the Annual Meeting.

Continued and to be signed on reverse side

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